UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 18, 2013 (June 14, 2013)

AMSURG CORP.

(Exact Name of Registrant as Specified in Charter)

Tennessee	000-22217	62-1493316
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 Burton Hills Boulevard Nashville, Tennessee	37215
(Address of Principal Executive Offices)	(Zip Code)

(615) 665-1283

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 14, 2013, AmSurg Corp. (the “Company”) entered into an amendment to its Revolving Credit Agreement, dated May 28, 2010, as amended (the “Revolving Credit Agreement”), with the lenders party thereto to, among other things, (i) modify the pricing under the Revolving Credit Agreement pursuant to the Applicable Margin (as defined in the Revolving Credit Agreement) which will reduce the interest rate payable on amounts outstanding under the Revolving Credit Agreement by approximately 25 to 50 basis points as determined by the Company’s Leverage Ratio (as defined in the Revolving Credit Agreement) and (ii) extend the Maturity Date (as defined in the Revolving Credit Agreement) to June 13, 2018.

The foregoing summary of the amendment to the Revolving Credit Agreement is subject to, and qualified in its entirety by, the full text of such amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 14, 2013, the Company entered into an amendment to its Revolving Credit Agreement, the material terms and conditions of which are described in Item 1.01 of this Current Report on Form 8-K and are incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed as part of this report:

Exhibit 10.1	Sixth Amendment to Revolving Credit Agreement and First Amendment to Subsidiary Guarantee Agreement, dated as of June 14, 2013, among AmSurg Corp., each of the wholly-owned subsidiaries of the Company a party thereto, the banks and other financial institutions from time to time party thereto, and SunTrust Bank, in its capacity as Administrative Agent for the lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMSURG CORP.

By:	/s/ Claire M. Gulmi
Claire M. Gulmi

Executive Vice President, Chief Financial Officer and Secretary (Principal Financial and Duly Authorized Officer)

Date: June 18, 2013

EXHIBIT INDEX

No.	Exhibit

Exhibit 10.1	Sixth Amendment to Revolving Credit Agreement and First Amendment to Subsidiary Guarantee Agreement, dated as of June 14, 2013, among AmSurg Corp., each of the wholly-owned subsidiaries of the Company a party thereto, the banks and other financial institutions from time to time party thereto, and SunTrust Bank, in its capacity as Administrative Agent for the lenders.